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                                                                     Exhibit 5.1



                   [Letterhead of Playboy Enterprises, Inc.]



                               September 30, 1997



Playboy Enterprises, Inc.
680 North Lake Shore Drive
Chicago, Illinois  60611

Re:  1997 Equity Plan for Non-Employee Directors of Playboy Enterprises, Inc.
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Ladies and Gentlemen:

          I, Executive Vice President, Law and Administration, General Counsel and Secretary of Playboy Enterprises, Inc., a Delaware corporation (the "Company"), have acted as counsel for the Company in connection with the 1997 Equity Plan for Non-Employee Directors of Playboy Enterprises, Inc. (the "Plan"). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and based thereupon I am of the opinion that the 200,000 shares of Class B Common Stock, $0.01 par value per share, that are the subject of the Company's Registration Statement on Form S-8 and that may be issued or transferred and sold pursuant to the Plan (the "Shares") have been duly authorized and will be, when issued or transferred and sold in accordance with the Plan, validly issued, fully paid and nonassessable.

          I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933.

                             Very truly yours,

                             /s/ Howard Shapiro

                             Howard Shapiro